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                                                                Exhibit 99(g)(4)

State Street Bank and Trust Company
1776 Heritage Drive, AFB
North Quincy, MA 02171

Ladies and Gentlemen:

         Reference is made to the Custodian Contract between us dated as of August 3, 1999 (the "Agreement").

         Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment portfolio of The Munder Funds, Inc., namely the Munder Bio(Tech)/2/ Fund (the "New Portfolio").

         In accordance with the Additional Portfolios provision of Section 18 of the Agreement, we request that you act as Custodian with respect to the New Portfolio.

         Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Fund and retaining one copy for your records.

                                           Very truly yours,

                                           The Munder Funds, Inc.

                                           By: /s/ Stephen J. Shenkenberg
                                               --------------------------


                                           Accepted:


                                           State Street Bank and Trust Company

                                           By: /s/ Ronald E. Logue
                                               -------------------
                                           Effective as of November 1, 2000

Date: September 25, 2000